UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                                 April 15, 2003
                           Date of Filing of Form 8-K

                                 March 28, 2003
                Date of Report (Date of earliest event reported)

                            nSTOR TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                       000-08354               95-2094565
-------------------------------   ------------------------   -------------------
(State or other jurisdiction of   (Commission File Number)      (IRS Employer
      incorporation)                                         Identification No.)


                              6190 Corte Del Cedro
                           CARLSBAD, CALIFORNIA, 92009
                    (Address of principal executive offices)

                                 (760) 683-2500
              (Registrant's telephone number, including area code)

                                       N/A
          (Former name or former address, if changed since last report)

Item 5.  Other Events

        On April 14, 2003, we announced the passing of Maurice A. Halperin, the chairman of our Board of Directors, and the election by the board of H. Irwin Levy, our Chief Executive Officer, one of our principal shareholders and former Chairman of the Board, to serve as its Chairman.

        Pursuant to an agreement we reached with Halco Investors, L.C. ("Halco"), our largest shareholder, effective March 28, 2003 (the "Conversion Date"), Halco, an entity formerly controlled by Mr. Halperin, converted its $3.1 million note, plus approximately $200,000 of accrued interest, into 11,015,048 shares of our common stock, based on a conversion price of $.30 per share. The closing market price of our common stock on March 27, 2003, the day immediately prior to the Conversion Date, was $.27 per share.

        In addition, effective April 1, 2003, we reached an agreement with Mr. Levy under which, at our request, Mr. Levy will convert or cause to be converted certain debt which we owe to Mr. Levy or entities controlled by Mr. Levy into shares of our capital stock (the "Conversion"). The amount of debt which Mr. Levy has agreed to convert will consist of the amount required to cause our net worth to be at least $6 million in order to satisfy the continued listing requirements of the American Stock Exchange. If deemed necessary, the Conversion will occur effective June 27, 2003 based on a conversion price equal to 85% of the average of the high and low trading prices on the three trading dates immediately prior to June 27, 2003.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (c)    Exhibits.


                   Exhibit No.         Description
                   -----------         -----------
                       99.1            Press Release dated April 14, 2003
                       99.2            Press Release dated April 1, 2003

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 nSTOR TECHNOLOGIES, INC.



                                  By:   /s/ Jack Jaiven
                                      --------------------------------
                                  Name: Jack Jaiven
                                  Title: Vice President and Treasurer

Date:  April 15, 2003